Prospectus Supplement Filed pursuant to Rule 424(b)(3)

Registration No. 333-129937

PROSPECTUS SUPPLEMENT NO. 6

DATED OCTOBER 3, 2006

(To Prospectus Declared Effective on February 9, 2006)

INTERSEARCH GROUP, INC.

3,551,396 Shares

Common Stock

This Prospectus Supplement No. 6 supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated February 9, 2006 (the “Original Prospectus”), as supplemented by that certain Prospectus Supplement No. 1, dated April 5, 2006 (“Supplement No. 1”), that certain Prospectus Supplement No. 2, dated May 15, 2006 (“Supplement No. 2”), that certain Prospectus Supplement No. 3, dated July 27, 2006 (“Supplement No. 3”), that certain Prospectus Supplement No. 4, dated September 7, 2006 (“Supplement No. 4”) and that certain Prospectus Supplement No. 5, dated September 22, 2006 (“Supplement No. 5”). This Prospectus Supplement No. 6 is not complete without, and may not be delivered or used except in connection with, the Original Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4 and Supplement No. 5. The shares that are the subject of the Prospectus, as supplemented, have been registered to permit their resale to the public by the selling shareholders named therein. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the prospectus.

This Prospectus Supplement No. 6 includes the following document, as filed by us with the Securities and Exchange Commission:

•	The attached Current Report on Form 8-K of InterSearch Group, Inc., as filed by us with the Securities and Exchange Commission.

Our common stock is quoted in the over-the-counter market on the Bulletin Board, under the symbol “IGPN.OB”.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement No. 6 (or the Original Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4 or Supplement No. 5) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 6 is October 3, 2006.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 26, 2006

InterSearch Group, Inc.

(Exact name of Registrant as Specified in its Charter)

Florida	000-51776	59-3234205
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 Kearny Street, Suite 550

San Francisco, CA 94108

(Address of Principal Executive Offices)

(415) 962-9700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 7.01 Regulation FD Disclosure.

InterSearch Group, Inc. (the “Company”) filed a registration statement on Form SB-2 (the “Registration Statement”) on September 26, 2006, in connection with a proposed underwritten public offering of up to $20 million of its common stock, par value $0.001 per share. Shares are to be offered by the Company and by one of the Company’s shareholders.

This Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. Any offering will be made only through a prospectus supplement and accompanying prospectus.

This information is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, unless specifically incorporated by reference in a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2006	INTERSEARCH GROUP, INC.

	By:	/s/ Gary W. Bogatay, Jr.
	Name:	Gary W. Bogatay, Jr.
	Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)

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